UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A
Amendment No. 1

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2012

BLUFOREST INC.
Exact name of registrant as specified in its charter

Nevada	000-53614	26-2294927
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Ave. Republica del Salvador y Shyris Edificio Onix piso 10-C Quito Ecuador	N/A
(Address of principal executive offices)	(Zip Code)

593 9 376-2435
Registrant’s telephone number, including area code

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note:  Bluforest Inc. (formerly Greenwood Gold Resources, Inc.) (the “Company”) filed a Current Report on Form 8-K with the Securities and Exchange Commission on April 11, 2012 (the "Original Filing") under Items 1.01, 1.02 and 9.01.   Item 1.01 disclosed the  entry into a material definitive agreement between the Company and Global Environmental Investments Limited and  pursuant to the entry into the material definitive agreement, the Company filed under 9.01 exhibits thereto.

The Company inadvertently appended the wrong agreement under  Exhibit 10.1 to the Original Filing and the disclosure under Item 1.01 of the Original Filing was  inadvertently provided based on the Exhibit 10.1 and not the correct agreement.  This amendment is filed to correct Exhibit 10.1 of Item 9.01 and the disclosure under Item 1.01 of the Original Filing.   All other disclosure in the Original Filing remains as filed including Exhibit 10.2.

SECTION 1. REGISTRANT’S BUSINESS AND OPERATIONS

ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On March 30, 2012, the Company entered into that certain purchase of acquisition agreement (“Purchase of Acquisition Agreement”) with Global Environmental Investments Limited, a Belize corporation (“GEIL”), regarding the Property which has been increased to approximately 105,000 hectares. On March 16, 2012, GEIL had entered into that certain acquisition agreement (the “Acquisition Agreement”) with Fundacion Nelson Velasco Aguirre, a foundation established pursuant to the law of Ecuador (“NVA”). In accordance with the Acquisition Agreement, NVA transferred control of the Property to GEIL. NVA held title and maintained legal ownership of the Property but permitted control over the Property to pass to GEIL through that certain voting trust agreement dated March 16, 2012 (the “Voting Trust Agreement”) among NVA, GEIL and Fred Nikoo, as voting trustee.

Therefore, in accordance with the terms and provisions of the Purchase of Acquisition Agreement, GEIL sold all of the rights and interests held by GEIL pursuant to the Acquisition Agreement to the Company regarding the Property, which now consists of approximately 105,000 hectares, as follows:

(a)           100% of GEIL’s rights, title and interests in and to the timber, minerals, substances and the rights to receive from the Property all benefits thereto, and associated with those rights associated for the use intended by the Purchaser, namely for the development of the Property as a carbon development project for the purpose of generating carbon credits that may be traded on a public market.  This includes, for greater certainty and any and all other minerals in and under and that may be produced from the Property including, without limitation, interests in oil, gas and/or mineral leases covering any part of the lands, overriding royalty interests, fee mineral interests, carbon credits, and other interests in oil, gas and other minerals in any part of the lands;

(b)           100% of the right, title and interests of GEIL in all presently existing and valid oil, gas and/or mineral unitization, pooling and/or communization agreements, declarations, and/or orders and the properties covered or included in the units (including, without limitation, units formed under orders, rules, regulations or other official acts of any federal, state or other authority having jurisdiction, voluntary unitization agreements, designations, and/or declarations, and any working interest units created under operating agreements or otherwise), which relate to the Property;

(c)           100% of the right, title and interests of GEIL in all presently existing and valid agreements, including sales and sales related contracts, operating agreements and other agreements and contracts which relate to NVA, the Property or which relate to the exploration, development, operation or maintenance of the Property or the treatment, storage, transaction or marketing of production from or allocated to the Property;  and
,

(d)           100% of the right, title and interests of GEIL in and to all materials, supplies, machinery, equipment, improvements, and other personal property and fixtures relating to the Property, and all wells, wellhead equipment, pumping units, flow lines, tanks, buildings, injection facilities, salt water disposal facilities, compression facilities, gathering systems and other equipment, all easements, rights-of-way, surface leases and other surface rights, all permits and licenses and all other appurtenances, used or held for use in connection with or related to the exploration, development, operation or maintenance of any of the Property.

In consideration of the assignment by GEIL to the Company, GEIL and/or its designees shall be issued the 75,000,000 shares of restricted common stock of the Company representing a 75% control interest.

In further accordance with the terms and provisions of the Purchase of Acquisition Agreement, the Company shall enter into a three year consultant agreement (the “Mainland Consultant Agreement”) with Mainland Investment Ltd. (“Mainland”). The Mainland Consultant Agreement shall provide that Mainland will provide to the Company financial, advisory, marketing and investor relation services and the Company shall pay to Mainland an annual compensation of $1,000,000 and grant 1,000,000 stock options exercisable at $1.00 per share.

Lastly, the Company shall: (i) cause the settlement of debt in the approximate amount of $60,000 due and owing to that certain creditor (the “Creditor”) (the “$60,000 Debt”), to be settled by issuance to the Creditor and/or his designee an aggregate of 25,000,000 shares of common stock; and (ii) within ninety days, the Company shall cause the debt in the approximate amount of $152,000 due and owing to Branislav Jovanovic to be settled by payment to Mr. Jovanovic.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

 (d) Exhibits.

10.1	Purchase of Acquisition Agreement dated March 30, 2012 between Greenwood Gold Resources Inc. and Global Environmental Investments Limited.	Filed herewith
10.2	Appraisal dated January 1, 2012 regarding the Property prepared by Msc. Paul Tufino M., Coporacion SIMBIOE.	Incorporated by reference to our Form 8-K filed with the Securities and Exchange Commission on April 11, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BLUFOREST INC.

Dated: June 6, 2012	By:	/s/ Charles Miller
	Name:	Charles Miller
`	Title:	Chief Executive Officer